Budget Paper B

FINANCIAL REVIEW AND
STATISTICS

FINANCIAL REVIEW AND STATISTICS
Contents

INTRODUCTION	2
Update on Summary Budgeting	2
The Summary Budget and the Operating Fund	3

Section 1

REPORT ON SUMMARY BUDGET PROJECTION AND OPERATING FUND RESULTS	5
2005/06 Forecast Results	5
Summary Comparative Statement, 2005/06	7
Medium-Term Summary Budget Projection	8
Summary Budget Projections to 2009/10	9
Operating Fund	9
Total Changes in Special Funds	9
Contributions of Government Enterprises and Crown Organizations	10
Consolidation Adjustments	10
Pension Items	11
Summary Net Income	11

Section 2

OPERATING FUND OVERVIEW	12

2005/06 FORECAST RESULTS	14
Revenue	14
Expenditure	14
Net Revenue	14
Comparative Statement of Budgetary Revenue, Expenditure, Transfers and Balance, 2005/06	15
Balance under Balanced Budget Legislation	15

2006/07 BUDGET	16
Revenue	16
Expenditure	16
Net Revenue	16
Balance under Balanced Budget Legislation	16
Comparative Statement of Budgetary Revenue, Expenditure, Transfers and Balance, 2006/07 and 2005/06	17
Provincial Revenue, 2006/07, Major Sources	18
Revenue by Source, 2006/07 and 2005/06	18
Revenue Estimates	19
Provincial Operating Expenditure, 2006/07, Major Categories	20
Program Expenditure Estimates, 2006/07 and 2005/06	20
Operating Expenditure Estimates	21

SPECIAL FUNDS BALANCES	22
Fiscal Stabilization Fund	22
Debt Retirement Fund	23
Pension Assets Fund	24

CAPITAL INVESTMENT — REPLACEMENT VALUE OF PUBLIC ASSETS	25

CAPITAL INVESTMENT	26

LOAN ACT REQUIREMENTS	28

BORROWING REQUIREMENTS	29
Statement of Provincial Borrowings, Guarantees and Obligations	30
Provincial Borrowings, Guarantees and Obligations	31

Section 3

MANITOBA FINANCIAL STATISTICS, TEN-YEAR SUMMARY	32

Restatement of Summary Net Debt: Adjustments for Accounting Policy Changes	36

Glossary of Terms	37

MANITOBA SUMMARY BUDGET STATISTICS	40

MANITOBA’S RELATIVE POSITION AMONG PROVINCES	42

Section 4

IMPROVING TRANSPARENCY AND ACCOUNTABILITY	44

IMPROVED REPORTING	44

CAPITAL ACQUISITIONS AND INFRASTRUCTURE CAPITALIZATION	45

PENSION ACCOUNTING	45

B2 / Financial Review and Statistics     BUDGET 2006
■ INTRODUCTION
In 2004, the government of Manitoba announced that it would change the way in which it presents and reports its Budget for the 2007/08 fiscal year, making the Summary Budget the focus of its presentation to Manitobans. The Summary Budget statement integrates the plans for the consolidated operations of the government, including those of government enterprises and other Crown organizations in the wider Government Reporting Entity (GRE).
This approach will bring Manitoba in line with the new accounting standards in Canada that require provincial governments to report on the broader definition of government as prescribed by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).
Update on Summary Budgeting
As announced in the 2005 Budget Address, the Steering Committee comprised of government officials and the Office of the Auditor General, is developing a plan to implement Summary Budgeting and Reporting on a full generally accepted accounting principles (GAAP) basis for 2007/08. In May 2005, the consulting firm of Deloitte was hired to work with the Steering Committee and provide expertise and advice on how to manage this transition.
Over the course of the summer and fall, the consultants met with representatives of government departments and agencies, including public schools, to review the current accounting structures and practices, and to assist with the development of an implementation plan.
They have noted that the GRE, reviewed and expanded for 2005/06, includes several new entities, and significant changes are required to fully implement summary budgeting and reporting for 2007/08. In particular, Manitoba’s public school divisions report on the FRAME (Financial Reporting and Accounting in Manitoba Education) basis of accounting, and it is not possible to generate GAAP-compliant information for them in the short term. Ensuring that public schools financial reporting becomes fully compliant will entail much work over the next two years. Personnel and system resources to address these issues will be required during the transition to summary budgeting and reporting for 2007/08. The consultants are completing a step-by-step approach to meet the challenges of summary budgeting and reporting. The consultants also noted that Manitoba’s legislation governing financial management and reporting will need to be updated to reflect the new standards.
Beyond Summary Budget issues, evolving PSAB standards mean additional information will be included in the Financial Statements for 2005/06, which will be released later this year. Section 4 of this Budget Paper includes information on environmental liabilities and the new GRE.
The information presented in this Budget Paper will, for the most part, be consistent with the presentation format found in the 2005 Budget Paper.

BUDGET 2006 Financial Review and Statistics / B3
The Summary Budget and the Operating Fund
The Summary Budget projects the financial results of the entire provincial Government Reporting Entity (see Glossary of Terms, Page B37). It encompasses not only the core operations and activities of government, but also the results of Crown enterprises like Manitoba Hydro and Manitoba Public Insurance, and other entities such as the University of Manitoba, health care institutions, community colleges and child welfare agencies. Public schools are not included in this presentation, but are scheduled to be in the future.
The purposes and the mandates of the entities included in the GRE are generally set by legislation and the operations are directed by independent boards. It is extremely difficult or not practical for government to respond immediately to financial set-backs resulting from, for example, the effect of severe weather conditions on Manitoba Hydro, or the Manitoba Agricultural Services Corporation (MASC). In some cases, revenue-related adjustments such as auto insurance premium and hydroelectricity rate increases are subject to review by the Public Utilities Board. Even though the government maintains a balance between revenues and expenditures for its departmental and other core operations, should a Crown organization or enterprise realize abnormal adverse results, it could negatively affect the Summary results and, perhaps, create a Summary deficit.
Current balanced budget legislation (BBL) only addresses the Operating Fund, which is under the direct control of the government through the budget process. Unfavourable results in revenue generation can be offset by expenditure reductions, revenue rate adjustments, interfund transfers or other temporary measures.
As the Manitoba government moves toward making the Summary Budget the primary budget reporting tool, it must develop a balanced budget test that credibly and appropriately reflects the goals of maintaining a balance of financial responsibility and discipline to protect essential services along with stable and competitive tax rates.
At present the government is required, by legislation, to present a budget and report financial results for the Operating Fund. The 2006 Budget, however, provides a forecast of summary financial results of the GRE (excluding public schools). This Budget Paper also reports on the financial results of core government operations and its financial position, as well as providing detail with respect to the government’s Budget for the coming fiscal year and for the medium term.

B4 / Financial Review and Statistics    BUDGET 2006
This Budget Paper is divided into four sections.
Section 1
This section provides Summary Budget statements that incorporate results and plans for the consolidated operations of the government, including the operations of government enterprises and Crown organizations, as well as changes in pension liabilities. It also provides Operating Fund result projections for the years 2006/07 through 2009/10, consistent with the presentation in last year’s Budget Paper.
Section 2
This section provides information on the core functions of the government specifically required by the Legislature. This includes estimates of operating expenditure, operating revenue and balances under BBL, as well as capital investment and loan authority. Section 2 summarizes the Estimates of Revenue and the Estimates of Expenditure that are voted upon by the Legislature. BBL provides specific mechanisms for the stabilization of provincial finances and repayment of debt through the Debt Retirement Fund. Information on provincial borrowings and on the Manitoba Financial Statistics have been revised to provide the reader with a clearer understanding of the various components of the government’s obligations. A Glossary of Terms has been provided in Section 3 to assist the reader.
Section 3
This section provides additional financial information on the Operating Fund. The Financial Statistics pages present a multi-year summary of the Operating Fund financial results and include ratios with respect to Gross Domestic Product and per capita information. A new Summary Net Debt presentation has been developed which presents a more comprehensive view of debt. This section also includes a Glossary of Terms that explains the terms used in this Budget Paper. Interprovincial comparisons are provided with respect to health and total program expenditures, debt servicing costs and debt. It is expected that Section 3 will undergo changes next year to reflect the government’s Summary Budget presentation.
Section 4
This section provides a summary of the progress government has made in its budgeting and reporting. These improvements reflect its commitment to greater transparency and to meeting the standards of reporting advanced by PSAB. A brief note explains environmental liabilities and the anticipated accounting treatment of excluding public schools from the GRE over the next two years.
Note:	The forecast results for 2005/06 presented in this Budget are based on the province’s Third Quarter Financial Report.
Interested parties are encouraged to access all the reports of the Government of Manitoba which are provided for the information of the Legislature and the public. Links may be found on the internet at http://www.gov.mb.ca/finance.

BUDGET 2006 Financial Review and Statistics / B5
SECTION 1
■ REPORT ON SUMMARY BUDGET PROJECTION AND OPERATING FUND RESULTS
The Summary Budget presents Manitobans with a picture of the financial activities of the GRE (excluding public schools). It provides information on the balance under BBL, the changes in the balances of Special Funds, net contributions of government enterprises and Crown organizations, and changes in pension liability and pension fund assets.
The Operating Fund balance, along with the necessary transfers to or from the Debt Retirement Fund and the Fiscal Stabilization Fund, yield the balance under BBL. Positive balances must be transferred to the Fiscal Stabilization Fund.
For the purpose of calculating the Summary Budget Forecast, the following items must be included to arrive at Summary Net Income:
•	total changes in Special Funds;

•	contributions of government enterprises and Crown organizations;

•	consolidation adjustments; and

•	pension items.
These adjustments are explained in the pages following the Medium-Term Summary Budget Projection table.
2005/06 Forecast Results
Note: The forecast results for 2005/06 presented in this Budget are based on the province’s Third Quarter Financial Report.
A positive $26 million result is forecast for the Operating Fund in 2005/06, down $86 million from the 2005 Budget projection.
Own-source revenue is forecast to be $123 million higher than Budget levels, and federal transfers are forecast to be $65 million higher as a result of a partial recovery of expenditures under the disaster financial assistance agreement as well as contributions related to the child care agreement signed with the federal government. In total, revenue is forecast to be $189 million higher than budgeted.
In total, expenditure is projected to be $275 million higher than budget. Unanticipated expenditures associated with flooding, heavy rains and wind storms during the spring and early summer for disaster assistance programs and the Canadian Agricultural Income Stabilization (CAIS) program are forecast to total $105 million; health expenditures are up $87 million over the Budget projection including $18 million in expenditures for wait time reduction programming.

B6 / Financial Review and Statistics     BUDGET 2006
Cost pressures in the Departments of Family Services and Housing (primarily for services for persons with disabilities), in Advanced Education and Training (for universities), as well as higher road maintenance and winter road costs are forecast to exceed Budget projection by $40 million.
The year-end positive balance for 2005/06 is forecast to be consistent with the budgeted level after a draw from the Fiscal Stabilization Fund of up to $68 million for general requirements and $18 million for wait time reduction programs.
Manitoba’s government enterprises and other Crown organizations, led by Manitoba Hydro, are expected to generate net profits of $830 million in 2005/06, $116 million more than budgeted. Once consolidation adjustments are factored in, their contribution to Summary Net Income is expected to be $348 million. The financial performance of these Crown enterprises underlines their importance to the province’s summary financial position.
In 2005/06, Summary Net Income is expected to be $251 million, or $55 million more than projected in the 2005 Budget.

BUDGET 2006     Financial Review and Statistics / B7
SECTION 1
Summary Comparative Statement, 2005/06

	2005/06	2005/06
	Budget	Forecast	Difference
	(Millions of Dollars)
Operating Fund Result	113	26	(86)

Interfund Transfers/Debt Retirement
Debt retirement payment	(110)	(110)	0

Fiscal Stabilization Fund
General Requirements	0	68	68
Wait Time Reduction/Health Programming	0	18	18

Balance under BBL/Transfer to Fiscal Stabilization Fund	3	3	0

Special Funds (Changes in Balance)
Debt Retirement Fund	27	25	(2)
Fiscal Stabilization Fund	14	(72)	(86)
Other	0	0	0

Total Changes in Special Funds	41	(47)	(88)

Government Enterprises and Crown Organizations
Government Business Enterprises
Manitoba Hydro	210	375	165
Manitoba Public Insurance	8	46	38
Manitoba Lotteries Corporation	271	273	2
Manitoba Liquor Control Commission	187	192	5
Special Operating Agencies	12	15	3
Manitoba Agricultural Services Corporation	(22)	(145)	(123)
Other Crown Organizations and Enterprises	50	75	25
Consolidation Adjustments	(475)	(482)	(7)

Net Enterprises and Organizations	242	348	107

Net Pension Items	(87)	(51)	36

Summary Net Income (Summary Budget)	196	251	55

Totals may not add due to rounding.

B8 / Financial Review and Statistics     BUDGET 2006
Medium-Term Summary Budget Projection
(Millions of Dollars)

			FOR
			ILLUSTRATION
	2005/06	2006/07	2007/08	2008/09	2009/10
	forecast	Budget	Projection	Projection	Projection
Revenues	8,365	8,651	8,911	9,201	9,539
Expenditures	(8,339)	(8,622)	(8,842)	(9,117)	(9,452)

Operating Fund Result	26	29	68	85	88

Interfund Transfers/Debt Retirement
Debt retirement payment	(110)	(110)	(110)	(110)	(110)
Fiscal Stabilization Fund
General Requirements	68	55	0	(1)	(4)
Wait Time Reduction/Health Programming	18	30	45	30	30

Total Interfund Transfers	(24)	(26)	(65)	(82)	(85)

Balance under BBL/Transfer to Fiscal Stabilization Fund	3	3	3	3	3

Special Funds (Changes in Balance)
Debt Retirement Fund	25	26	28	29	30
Fiscal Stabilization Fund	(72)	(70)	(30)	(14)	(42)
Other	0	(2)	(2)	(2)	(2)

Total Changes in Special Funds	(47)	(45)	(4)	13	(14)

Government Enterprises and Crown Organizations
Government Business Enterprises
Manitoba Hydro	375	222	123	132	135
Manitoba Public Insurance	46	10	10	11	9
Manitoba Lotteries Corporation	273	267	267	267	267
Manitoba Liquor Control Commission	192	196	201	206	211
Special Operating Agencies	15	14	15	15	15
Manitoba Agricultural Services Corporation	(145)	(3)	5	8	8
Other Crown Organizations and Enterprises	75	41	45	46	46
Consolidation Adjustments	(482)	(481)	(488)	(493)	(499)

Net Enterprises and Organizations	348	265	177	191	193

Pension Expense for Unfunded Liability	(195)	(197)	(199)	(201)	(203)
Increase in Pension Assets Fund	144	125	138	146	158

Summary Net Income (Summary Budget)	251	148	112	149	134

Totals may not add due to rounding.
2007/08 to 2009/10 are presented for illustration purposes only. This presentation will change when government fully implements Summary Budget reporting. Work has begun on this initiative as described on page B2.

BUDGET 2006     Financial Review and Statistics / B 9
Summary Budget Projections to 2009/10
The medium-term Summary Budget projections indicate a positive balance under BBL as well as positive Summary Net Income. The steady growth in revenue projected for Manitoba is based on a forecast of continued national and provincial economic growth.
Operating Fund
Operating fund revenue growth over the medium term is expected to average 3.3% per annum to 2009/10. Federal transfers are projected to increase by an average of 3.9%, reflecting expected growth in major transfer program entitlements under programs such as Equalization, Canada Health Transfer and Canada Social Transfer. Own-source revenues are projected to grow by an average of 3.0% in the medium term. This growth occurs against the backdrop of steady economic growth for Manitoba and Canada and incorporates announced tax reductions. According to the latest projections from the Conference Board of Canada, Manitoba’s economic GDP growth will average 4.1% over the medium term.
Expenditures are projected to increase at an average annual rate of 3.1% over the medium term, a rate in excess of projected inflation and population growth.
Results for 2007/08, 2008/09 and 2009/10 are presented for illustration purposes only. The presentation of the summary projection will change when government implements Summary Budget reporting next year.
Total Changes In Special Funds
A number of special funds have been created by the Legislature for specific purposes. The two principal ones are the Fiscal Stabilization Fund (FSF) and the Debt Retirement Fund (DRF). There are also a number of small, special-purpose funds – for example, the Mining Community Reserve Fund and the Quarry Rehabilitation Reserve – that in total have little impact on the overall balance for the summary budget.

B10 / Financial Review and Statistics     BUDGET 2006
Contributions Of Government Enterprises and Crown Organizations
This category records the net changes in operating balances (profits or losses) of government enterprises, Crown organizations, and Special Operating Agencies (SOAs) during the fiscal year. The entities having the greatest net impact on the summary financial results are listed. The contributions of other government entities and organizations are provided in aggregate.
For the second year in a row, Manitoba Hydro profits have significantly exceeded levels projected in the provincial Budget. The abnormally high levels of rainfall that negatively impacted on emergency services operations and agricultural support programs in the Operating Fund, also provided Manitoba Hydro with more water power to generate export sales. For 2005/06, Manitoba Hydro’s profits are expected to be $375 million, and $222 million for 2006/07. Profits of between $123 and $135 million are forecast for each of the three following years.
Inclement weather conditions also contributed to the sharp deterioration in the financial results of the MASC, which is forecasting a loss on operations of $145 million, six times more than the amount projected in the 2005 Budget. Assuming weather conditions more consistent with the long-term average, MASC is expected to achieve near break-even results in 2006/07, with future year results becoming positive.
Other enterprises and organizations are expected to maintain their recent average levels of contributions over the medium term.
Consolidation Adjustments
Consolidation adjustments are made to prevent double counting of revenue or expense items between the government and its related entities, specifically:
•	The full amount of profits from Manitoba Lotteries Corporation and the Manitoba Liquor Control Commission are included in Operating Fund Revenue, and so are fully included in Consolidation Adjustments.
•	Revenue-sharing payments from SOAs are included in Operating Revenue and are also deducted in this entry.

BUDGET 2006     Financial Review and Statistics / B11
SECTION 1
Pension Items
Upon coming into office in 1999, a plan was put into place to retire the General Purpose Debt and to eliminate the government’s pension liability. If the pension liability had not been addressed, it was projected that it would have grown to $8.4 billion by 2028.
The 2000 Budget introduced a comprehensive approach to address both debt and pension obligations, and in the 2002 Budget the plan was enhanced to reduce the term over which the pension liability will be eliminated. The plan provides a formula to determine debt and pension obligation funding, which currently is $110 million per year.
Pension Liability Retirement
For 2005/06, above-average investment returns in the Pension Assets Fund and an increase in contributions from departments and Crown organizations will decrease the net unfunded pension liability by $37 million from Budget projections. Over the medium term, assuming average investment earnings and an allocation from the DRF of $85 million per year, the net pension liability situation will continue to improve.
Summary Net Income
The Summary Budget represents the financial situation for the expanded GRE. Although PSAB GAAP requires the addition of public school divisions to the GRE for fiscal year 2005/06 and later, Manitoba is unable to consolidate the results of public school operations in its Financial Statements for 2005/06 and 2006/07, as explained in Section 4.
Manitoba’s Summary Net Income for 2005/06 is projected to be $251 million, an improvement of $55 million over Budget. Similar to last year, a large part of this positive balance is due to Manitoba Hydro’s operating results, which help offset losses in other entities.
Summary Net Revenue for 2006/07 is projected to total $148 million, and over the period to 2009/10, assuming average results for government enterprises and Crown organizations, the outlook remains positive.

B12 / Financial Review and Statistics     BUDGET 2006
■ OPERATING FUND OVERVIEW
Meeting our Commitments, Building Opportunities is what Budget 2006 is all about for the coming year. The Budget meets or exceeds commitments we have made to Manitobans and is balanced under the broad test of summary reporting and the narrower test under BBL.
Equalization payments are expected to increase in 2006/07 in line with the notification provided by the federal government in the fall of 2005. Increases in transfer programs are also included, reflecting the election commitments of the new federal government to address the fiscal imbalance. Pre-paid funds received in 2004/05 to support wait time reductions will be drawn from the Fiscal Stabilization Fund this year to further our progress on shortening waiting lists.
In Budget 2006:
•	Medium-term projections indicate continued compliance with BBL for the Operating Fund and future surpluses for the Summary Budget.
•	An additional $110 million will be provided to repay outstanding pension liability and General Purpose Debt. Between 1999/2000 and 2006/07, $704 million has been set aside for debt and pension payments. Debt to GDP ratios, as measured by the Dominion Bond Rating Service, declined from 38.7% in 1999/2000 to 33.9% in 2004/05. The summary Net Debt of the Province declined further in 2005/06 and is projected to decline $14 million to $10,638 million.
•	In 2005/06 abnormal weather conditions put unanticipated pressure on Manitoba’s finances. Flooding costs due to heavy rains reached $53 million, while Manitoba’s share of payments for the CAIS program doubled to $105 million. In keeping with the Canada-Manitoba agreement on child care, an additional $21 million in federal revenue was received to meet those needs. Funds to reduce wait times – $18 million – will be withdrawn from the FSF. Forecast increases in income tax revenues, Water Power Rentals and other transfers from the federal government fall short of additional requirements in other areas, resulting in an additional draw from the FSF for general purposes of $68 million. A reduced draw of $55 million for general purposes, including infrastructure programs, road maintenance and financing, improved farmland tax support, and improved program support in key areas, is anticipated in 2006/07. A withdrawal of $30 million in prepaid health funds is proposed to address wait time reduction.
•	Beginning in 2006/07, a new three-year funding plan for post-secondary education will provide increases of 5.8% to institutions, with 5.0% increases in each of the following two years. Universities will benefit from a reduction in property taxes equivalent to a further 1.2% increase. By 2008/09, colleges and universities will be receiving an extra $60 million annually.

BUDGET 2006     Financial Review and Statistics / B13
SECTION 2
•	In 2006, the Residential Education Support Levy is eliminated, saving homeowners $34 million, while farmers will receive rebates offsetting 60% of their school taxes on farmland. In 2006, the middle income tax rate falls to 13.5% and the basic personal amount will increase by $100. In 2007, the middle rate will fall further to 13% and an additional $100 increase in the basic personal amount will be provided.
•	In January 2006, the Corporation Income Tax fell to 14.5% and will fall to 14% in July 2007. Within the framework of future balanced budgets, it is anticipated that this rate will drop to 13% in July 2008. The small business rate is now 4.5%. In January 2007, the small business rate will fall to 3% – the lowest rate in Western Canada. The 2006 Budget also details a number of other tax changes we are implementing, including measures to support investment in drilling for oil and gas and to provide increased incentives for investment in equipment and property.
•	Municipal governments can expect increased support through the Building Manitoba Fund, and more resources are being dedicated for infrastructure and water protection programs.
•	At the end of 2006/07, the balance in the FSF is forecast to be $345 million – $119 million higher than the amount projected for March 31, 2000 in the 1999 Budget.
Budget 2006 keeps the commitments made to Manitobans, meeting obligations to reduce debt and pension liability, investing in key programs and services, providing sustainable tax reductions for individuals and business, and building opportunities for the future.

B14 / Financial Review and Statistics     BUDGET 2006
■ 2005/06 FORECAST RESULTS

Note:	The forecast results for 2005/06 presented in this Budget Paper are based on the province’s Third Quarter Financial Report.
Revenue
Revenue in 2005/06 is forecast to be $189 million, or 2.3%, higher than projected in the 2005 Budget.
Own-source revenue is expected to be $123 million higher than projected, largely reflecting stronger income tax revenue associated with a higher than forecast growth in incomes. Together, corporation and individual income tax revenue is expected to be $84 million above that projected at the time of the 2005 Budget. High water flows associated with last year’s above-normal precipitation also boosted Water Power Rentals by $19 million, or 18.1%, higher than previously budgeted levels. Increased revenues from these and other sources were partly offset by lower collections elsewhere.
Total revenue from federal transfers is forecast to be $65 million, or 2.3%, above the amount projected in the 2005 Budget. This result is largely due to two factors. First, the federal government is expected to provide $46 million in disaster financial assistance to help offset Manitoba’s extra emergency expenditures. Second, the agreement signed with the federal government on early learning and child care provided additional revenue of $21 million, relative to the 2005 Budget Estimates.
Expenditure
Expenditure in 2005/06 is expected to be $275 million, or 3.4%, above 2005 Budget projections. The largest contributing factor to this was the abnormal weather conditions experienced in the province over the course of 2005, including above-average levels of precipitation, widespread flooding, drought and severe windstorms. Emergency expenditures are forecast to be $51 million higher than budgeted. As well, support for Manitoba farmers through the CAIS program is expected to be higher by $52 million. Higher than budgeted expenditures were also reported by the departments of Health ($87 million), Family Services and Housing ($16 million), and Transportation and Government Services ($12 million).
Unallocated debt servicing costs are forecast to be $269 million in 2005/06, unchanged from the 2005 Budget projection.
Net Revenue
After accounting for higher revenue and expenditure, net revenue is expected to be $26 million, down $86 million from the figure projected in the 2005 Budget.

BUDGET 2006     Financial Review and Statistics / B15
SECTION 2
Comparative Statement of Budgetary Revenue,
Expenditure, Transfers and Balance
2005/06

			Increase/(Decrease)
	2005/06	2005/06	From Budget
	Forecast	Budget	to Forecast
	(Millions of Dollars)		(Millions of Dollars)%
Revenue

Taxation	4,631	4,537	94	2.1
Other	873	843	30	3.5

Total Own Source	5,504	5,380	123	2.3
Federal Transfers	2,862	2,796	65	2.3

Total Revenue	8,365	8,177	189	2.3

Expenditure
Program	8,070	7,795	275	3.5
Debt Servicing	269	269	0

Total Expenditure	8,339	8,064	275	3.4

Net Revenue/(Expenditure)	26	113	(86)	(76.1)

Debt/Pension Repayment	(110)	(110)	0

Fiscal Stabilization Fund
General Requirements	68	0	68
Health Wait Time Programs	18	0	18

Balance under BBL	3	3	0

Totals may not add due to rounding.
Balance under Balanced Budget Legislation
The balance under BBL is forecast to be $3 million in 2005/06, in line with the 2005 Budget projection. This result includes $110 million for the repayment of debt and retirement of pension liabilities, and a draw from the FSF of up to $68 million for general programs and $18 million for wait time reduction programs.

B16 / Financial Review and Statistics     BUDGET 2006
■ 2006/07 BUDGET
Revenue
Revenue in 2006/07 is projected to be $290 million, or 3.5%, higher than forecast for 2005/06. Own-source revenue is expected to grow by $152 million, or 2.8%, even with our government’s commitment to reduce personal income and business taxes. Manitoba’s continued robust economic performance is expected to generate higher incomes, more jobs and continued investment. Federal transfers are expected to grow by $138 million, or 4.8%, in line with commitments on Equalization and health and social transfers.
Expenditure
Total budgetary expenditure is projected to be $286 million, or 3.4%, more than forecast for 2005/06. The largest departmental increases are budgeted for Health ($149 million or 4.3%), and Education and Advanced Education ($96 million or 5.5%). Substantial savings are expected in the Agriculture, Food and Rural Initiatives Department as the negative impacts of BSE, floods and adverse weather conditions subside.
Net Revenue
After accounting for higher revenue and expenditure, net revenue is projected to be $29 million, about the same as forecast for the current year.
Balance under Balanced Budget Legislation
The balance under BBL is forecast to be $3 million in 2006/07. This result includes $110 million for the repayment of debt and retirement of pension liabilities, as well as a draw from the FSF of up to $55 million for general programs and $30 million for wait time reduction programs.

BUDGET 2006     Financial Review and Statistics / B17
SECTION 2
Comparative Statement of Budgetary Revenue,
Expenditure, Transfers and Balance
2006/07 and 2005/06

				Increase/		Increase/
				(Decrease)		(Decrease)
				from 2005/06		from 2005/06
				Budget		Forecast
	2006/07	2005/06	2005/06	to 2006/07		to 2006/07
	Budget	Forecast	Budget	Budget		Budget
		(Millions of		(Millions	%	(Millions	%
		Dollars)		of Dollars)		of Dollars)
Revenue
Taxation	4,786	4,631	4,537	248	5.5	155	3.3
Other	866	868	831	34	4.1	(3)	(0.3)

Total Own Source	5,651	5,499	5,369	282	5.3	152	2.8

Federal Transfers	3,000	2,862	2,796	204	7.3	138	4.8

Total Revenue	8,651	8,361	8,165	486	6.0	290	3.5

Expenditure
Program	8,405	8,082	7,862	543	6.9	323	4.0
Budgeted Lapse	(65)	(15)	(65)	—	—	(50)	—
Debt Servicing	282	269	269	13	4.8	13	4.8

Total Expenditure	8,622	8,336	8,066	556	6.9	286	3.4

Net Revenue/ (Expenditure)	29	25	99	(70)	(70.8)	4	16.6

Debt/Pension Repayment	(110)	(110)	(110)	0		0

Fiscal Stabilization Fund
General Requirements	55	68	0	55		(13)
Health Wait Time Programs	30	18	0	30		12

Restatement Adjustment *	0	2	14	(14)		2

Balance under Balanced Budget Legislation	3	3	3	0		0

*	The 2005/06 financial information has been restated to be consistent with the 2006/07 Estimates structure. Adjustments to 2005/06 Budget include a decrease of $12 million in own source revenue related to the cottaging initiative and a net increase of $2 million in expenditures comprised of $4 million for an adjustment to amortization for infrastructure assets and a decrease of $2 million for the cottaging initiative. Adjustments to 2005/06 Forecast include a decrease of $5 million in revenue and a decrease in expenditure of $3 million for the cottaging initiative. Adjustments to the cottaging initiative are to reflect amendments to GAAP to include inventory accounting.
Totals may not add due to rounding.

B18 / Financial Review and Statistics     BUDGET 2006
Provincial Revenue, 2006/07
Major Sources
Per cent of Total
Revenue by Source
2006/07 and 2005/06

	2006/07	2005/06	Change 2006/07
	Budget	Forecast[1]	from 2005/06 Forecast
	(Millions of Dollars)		(Millions of Dollars)
Total Taxation	4,786	4,631	155
Other Revenue	866	868	(3)

Own-Source Revenue	5,651	5,499	152
Government of Canada	3,000	2,862	138

Total Revenue	8,651	8,361	290

Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.
Totals may not add due to rounding.

BUDGET 2006     Financial Review and Statistics / B19
SECTION 2
Revenue Estimates
(Thousands of Dollars)

				Per cent Change
				2006/07 from
	2006/07	2005/06	2005/06	2005/06	2005/06
	Budget	Forecast[1]	Budget[1]	Budget	Forecast
▪Own-Source Revenue Income Taxes
Income Taxes
• Individual Income Tax	2,004,200	1,948,701	1,876,900
• Corporation Income Tax	396,100	377,606	365,600

Subtotal	2,400,300	2,326,307	2,242,500	7.0	3.2

Taxes, Levies and Collections
• Corporation Capital Tax	174,600	167,500	167,500
• Gasoline Tax	155,300	154,500	155,500
• Insurance Corporations Tax	59,500	57,605	54,000
• Land Transfer Tax	32,600	29,810	24,000
• Levy for Health and Education	312,100	299,300	294,300
• Mining Tax	41,000	50,000	57,200
• Motive Fuel Tax	80,500	81,000	78,000
• Oil and Natural Gas Tax	5,176	4,521	2,720
• Retail Sales Tax	1,244,100	1,185,800	1,180,800
• Revenue Act, 1964, Part 1	82,200	79,800	73,800
• Tobacco Tax	195,000	191,700	203,700
• Other Taxes	3,272	3,272	3,272

Subtotal	2,385,348	2,304,808	2,294,792

Total Taxation Revenue	4,785,648	4,631,115	4,537,292	5.5	3.3

Fees and Other Revenue
• Fines and Costs and Other Legal	38,311	34,692	33,859
• Minerals and Petroleum	8,337	11,693	6,495
• Automobile and Motor Carrier Licences and Fees	97,998	97,998	97,998
• Drivers’ Licences	17,916	17,916	17,916
• Water Power Rentals	106,000	124,000	105,000
• Parks, Forestry, and Other Conservation	32,913	28,436	27,203
• All Other Manitoba Collections	80,686	70,597	67,910

Subtotal	382,161	385,332	356,381

Crown Corporations/Entities
• Manitoba Lotteries Corporation	267,000	273,000	271,000
• Manitoba Liquor Control Commission	196,000	191,700	187,000
• Other	20,395	18,070	17,005

Subtotal	483,395	482,770	475,005

Total Other Revenue	865,556	868,102	831,386	4.1	(0.3)

▪ Federal Transfers
• Equalization	1,690,300	1,601,018	1,601,000
• Canada Health Transfer (CHT)	765,300	725,813	726,400
• Canada Social Transfer (CST)	369,060	319,956	320,100
• Child Care	23,683	25,612	5,000
• Health Funds	19,781	24,528	26,452
• Other Transfers	131,708	164,598	117,370

Total Federal Transfers	2,999,832	2,861,525	2,796,322	7.3	4.8

▪ Total Budgetary Revenue	8,651,036	8,360,742	8,165,000	6.0	3.5

Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.

B20 / Financial Review and Statistics     BUDGET 2006
Provincial Operating Expenditure, 2006/07
Major Categories
Per cent of Total
Program Expenditure Estimates
2006/07 and 2005/06

	2006/07	2005/06	Change 2006/07
	Budget	Forecast[1]	from 2005/06 Forecast
	(Millions of Dollars)		(Millions of Dollars)
Health	3,607	3,458	149
Advanced Education and Training	596	566	31
Education, Citizenship and Youth	1,245	1,180	65
Family Services and Housing	1,034	985	49
Other Departments	1,922	1,893	29
Total Program Expenditure Estimates	8,405	8,082	323
Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.
Totals may not add due to rounding.

SECTION 2
BUDGET 2006     Financial Review and Statistics / B21
Operating Expenditure Estimates
(Thousands of Dollars)

				Per cent Change
				2006/07 from
	2006/07	2005/06	2005/06	2005/06	2005/06
	Budget	Forecast[1]	Budget[1]	Budget	Forecast
▪ Health	3,606,901	3,458,183	3,389,294	6.4	4.3

▪ Education
• Advanced Education and Training	596,417	565,555	558,244
• Education, Citizenship and Youth	1,245,270	1,180,091	1,185,356

Total Education	1,841,687	1,745,646	1,743,600	5.6	5.5

▪ Family Services and Housing	1,034,451	985,024	972,199	6.4	5.0

▪ Community, Economic and Resource Development
• Aboriginal and Northern Affairs	33,984	32,940	32,940
• Agriculture, Food and Rural Initiatives	181,095	218,287	174,453
• Conservation	113,567	107,189	108,218
• Energy, Science and Technology	60,151	58,433	58,807
• Industry, Economic Development and Mines	29,184	33,942	29,210
• Intergovernmental Affairs and Trade	251,418	223,014	222,262
• Transportation and Government Services	408,353	400,560	393,389
• Water Stewardship	50,306	47,960	48,468
• Enabling Appropriations	71,708	46,047	16,530
• Other Appropriations	25,805	76,410	25,805

Total Community, Economic and Resource Development	1,225,571	1,244,782	1,110,082	10.4	(1.5)

▪ Justice and Other Government
• Legislative Assembly	28,925	27,368	26,620
• Executive Council	2,633	2,602	2,602
• Civil Service Commission	5,009	4,336	4,659
• Culture, Heritage and Tourism	71,202	69,723	69,941
• Employee Pensions and Other Costs	80,215	74,598	74,255
• Finance	102,009	98,837	101,094
• Healthy Child Manitoba	25,831	24,614	24,914
• Justice	297,906	288,561	285,733
• Labour and Immigration	35,268	31,372	31,194
• Manitoba Seniors and Healthy Aging Secretariat	1,130	921	921
• Sport	11,415	11,154	11,155
• Enabling Appropriations	35,050	14,342	14,174

Total Justice and Other Government	696,593	648,428	647,262	7.6	7.4

▪ Total Program Expenditures	8,405,203	8,082,063	7,862,437	6.9	4.0

▪ Unallocated Debt Servicing Costs	282,000	268,984	268,984	4.8	4.8

▪ Total Expenditure Estimates	8,687,203	8,351,047	8,131,421	6.8	4.0

▪ Less: Year-End Lapse	(65,000)	(15,000)	(65,000)

▪ Total Budgetary Expenditure	8,622,203	8,336,047	8,066,421	6.9	3.4

Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.

B22 / Financial Review and Statistics     BUDGET 2006
■ SPECIAL FUNDS BALANCES
Fiscal Stabilization Fund
The presentation of the FSF balance has been modified to reflect the deposit into the Fund of $210 million in pre-funding of health programming in 2004/05. The Fund will now report on health programs and general programs component revenues, expenditures and balances.
The FSF is projected to have a total balance of $414 million as at March 31, 2006, after a draw of $68 million for general requirements and $18 million for wait time reduction programming. The health programs component balance will be $198 million, while the general programs component will end 2005/06 with a $216 million balance.
The budgeted draw in 2006/07 is $55 million for general requirements and $30 million for wait time reduction programming. The health programs component balance at March 31, 2007 is budgeted at $174 million. The general programs component will end 2006/07 with a $171 million balance.
Fiscal Stabilization Fund
Revenue, Expenditure and Balance
Projection as at March 31, 2007 and March 31, 2006

	2006/07	2005/06
	Budget	Forecast
	(Millions of Dollars)
Total Fund Balance, Beginning of Year	414	486

Health Programs
Fund Balance, Beginning of Year	198	210
Interest Earnings	6	6
Transfer from/(to) the Operating Fund Wait Time Reduction Programming	(30)	(18)
Other Health Related Programming	—	—

Fund Balance, End of Year	174	198

General Programs
Fund Balance — Beginning of Year	216	276
Interest Earnings	6	6
Transfer from/(to) the Operating Fund Year-end Positive Balance	3	3
General Requirements	(55)	(68)

Fund Balance, End of Year	171	216

Total Fund Balance, End of Year	345	414

Totals may not add due to rounding.

BUDGET 2006   Financial Review and Statistics / B23
SECTION 2
Debt Retirement Fund
In accordance with The Balanced Budget, Debt Retirement and Taxpayer Accountability Act, a $110 million deposit to the DRF is required in 2005/06. In 2006/07, a deposit of $110 million will be made to the Fund.
As required by legislation, the Fund was collapsed in 2004/05, leaving a nil balance at the beginning of 2005/06. The Allocation Committee has determined that $85 million of the deposit will be transferred to the Pension Assets Fund, leaving a balance of $25 million at March 31, 2006.
Interest earnings for 2006/07 are expected to be approximately $1 million.
For 2006/07 it is assumed that the allocation will be $85 million to pension liability.
Debt Retirement Fund
Revenue, Expenditure and Balance
Projection as at March 31, 2007 and March 31, 2006

	2006/07	2005/06
	Budget	Forecast
	(Millions of Dollars)
Fund Balance, Beginning of Year	25	—

Revenue
Transfer from Operating Fund	110	110
Interest	1	—

	111	110

Expenditure
Transfer to Pension Assets Fund	(85)	(85)
Transfer to Sinking Fund	—	—

Fund Balance, End of Year	51	25

B24 / Financial Review and Statistics   BUDGET 2006
Pension Assets Fund
It is anticipated that $85 million will be allocated to the Pension Assets Fund for 2006/07.
The Fund will have net investment earnings of $51 million in 2005/06. The Budget projects a return of $32 million in 2006/07.
The Fund is expected to have a balance of $651 million by the end of the 2006/07 fiscal year.
Pension Assets Fund
Receipts, Expenditure and Balance
Projection as at March 31, 2007 and March 31, 2006

	2006/07	2005/06
	Budget	Forecast
	(Millions of Dollars)
Fund Balance, Beginning of Year	526	382

Contributions
Debt Retirement Fund	85	85
Net Investment Earnings	32	51
Departments and Crown Corporations	8	8

	125	144

Fund Balance, End of Year	651	526

BUDGET 2006   Financial Review and Statistics / B25
SECTION 2
■ CAPITAL INVESTMENT – REPLACEMENT VALUE OF PUBLIC ASSETS
Over the years, Manitoba’s communities and the economy have benefited from many investments in general assets such as schools, health facilities and public service buildings, as well as infrastructure assets such as roads, water control structures and parks. These assets have contributed to vital public services, including learning, health, physical access and electronic access to other government programs, as well as providing the infrastructure for economic and community development. The public good provided by these investments is immeasurable; however, it is estimated that the insured or replacement value of these investments exceeds $25 billion, an increase of $2 billion.
Replacement Value of Public Assets1
Per cent of Total
Totals may not add due to rounding.

B26 / Financial Review and Statistics   BUDGET 2006
■ CAPITAL INVESTMENT
Provincially owned capital assets such as highways, waterways, buildings, machinery and computer systems are amortized over their useful life based on established guidelines for amortization (see Appendix B of the 2006/07 Estimates of Expenditure). The amortization and interest costs are borne by departments that are responsible for each asset and are reflected as annual costs related to capital assets. Capital grants are also provided to third parties such as municipalities, schools and universities as contributions toward capital projects. In total, costs related to capital assets are estimated at $452 million in 2006/07, an increase of $32 million from 2005/06.
Authority for the annual cost to acquire provincially owned assets is reflected as Part B – Capital Investment which totals $322 million in 2006/07, an increase of $96 million from 2005/06, largely due to $52 million for floodway expansion, $20 million for increased investment in provincial roads and highways, and $14 million for investment in provincially owned buildings and equipment.
Capital Grants and Costs Related to Capital Assets, 2006/07
(Thousands of Dollars)

	2006/07	2005/06
	Budget	Budget[1]
Capital Grants	251,142	227,217
Infrastructure Assets	139,607	134,739
General Assets	60,903	58,002

	451,652	419,958

Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.

BUDGET 2006   Financial Review and Statistics / B27
SECTION 2
Capital Investment, 2006/07
(Thousands of Dollars)

	2006/07	2005/06
	Budget	Budget[1]
General Assets
Government Services Capital Projects	23,442	15,564
Transportation Equipment and Other Capital	20,394	13,945
Information Technology Projects
Corporate Information Technology Projects	18,675	9,238
Transportation and Government Services	2,581	3,280
Finance	2,479	344
Family Services and Housing	1,865	2,341
Health	1,275	3,583
Advanced Education and Training	—	3,538
Other Projects	2,099	3,032
Other Equipment and Buildings	3,023	2,924

	75,833	57,789

Infrastructure Assets
Manitoba Floodway Expansion	108,423	56,100
Provincial Roads, Highways and Airport Infrastructure	116,343	95,893
Parks, Cottage and Camping Projects	10,790	6,351
Water Stewardship Projects	10,425	8,000
Other Infrastructure Projects	—	2,000

	245,981	168,344

Total Capital Investment	321,814	226,133

Note 1: The 2005/06 information has been adjusted to be consistent with the 2006/07 Estimates structure.

B28 / Financial Review and Statistics   BUDGET 2006
■ LOAN ACT REQUIREMENTS
The following table reflects expenditure authority to be included in The Loan Act, 2006.
Incremental Capital Authority Requirements for
Non-Budgetary Programs, 2006/07
(Thousands of Dollars)
The Loan Act, 2006

Manitoba Agricultural Services Corporation	98,252
Health Capital Program	27,163
Manitoba Student Financial Assistance Program	21,298
Manitoba Housing and Renewal Corporation	10,575
Manitoba Industrial Opportunities Program	9,822
The Manitoba Water Services Board	9,700
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	8,300
Rural Economic Development Initiatives	5,114
Communities Economic Development Fund	3,800
Venture Manitoba Tours Ltd.	250
Manitoba Potash Corporation	125

194,399

Non-Budgetary Capital Program, 2006/07
(Thousands of Dollars)

Manitoba Hydro	677,000
Health Capital Program	248,743
Manitoba Agricultural Services Corporation	118,100
University of Manitoba	75,000
Manitoba Lotteries Corporation	51,200
Manitoba Industrial Opportunities Program	49,450
Manitoba Housing and Renewal Corporation	43,571
Manitoba Student Financial Assistance Program	38,900
Manitoba Opportunities Fund	36,000
The Manitoba Water Services Board	26,480
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	12,000
Diagnostic Services Manitoba	10,606
Communities Economic Development Fund	10,000
Miscellaneous Corporations, Agencies and Other Programs	9,591

1,406,641

BUDGET 2006   Financial Review and Statistics / B29
SECTION 2
■ BORROWING REQUIREMENTS
Manitoba’s borrowing requirements in respect of both general and self-sustaining borrowings are estimated to total $2.8 billion in 2006/07, of which $2.2 billion is required for refinancing purposes. The remainder is required for capital investments including the Red River Floodway Expansion, and self-sustaining programs including those of Manitoba Hydro and the University of Manitoba. Incremental capital authority requirements totalling $194 million are provided by The Loan Act, 2006. The debt guarantee fee has been adjusted to 1.0% for Manitoba Hydro to reflect the value of provincial borrowing on its behalf.
Borrowing Requirements
(Thousands of Dollars)

		New Cash	Estimated	Borrowing
	Refunding	Requirements	Repayments	Requirements
	2006/07	2006/07	2006/07	2006/07
General Purpose Borrowings	1,482,212	—	—	1,482,212
Capital Investments General Assets	—	39,000	—	39,000
Capital Investments Infrastructure Assets	—	114,000	—	114,000
Manitoba Hydro	657,420	280,000	—	937,420
Health Facilities	40,000	96,000	49,636	86,364
University of Manitoba	—	75,000	2,000	73,000
Manitoba Lotteries Corporation	—	29,700	19,000	10,700
Manitoba Agricultural Services Corporation	—	75,000	70,000	5,000
Fleet Vehicles Agency	—	7,635	5,720	1,915
Manitoba Housing and Renewal Corporation	—	16,000	16,000	—
Manitoba Student Financial Assistance Program	—	15,000	15,000	—
Other Crown Organizations	—	34,665	22,280	12,385

	2,179,632	782,000	199,636	2,761,996

B30 / Financial Review and Statistics   BUDGET 2006
Statement of Provincial Borrowings, Guarantees and Obligations
(Thousands of Dollars) Unaudited
As at December 31, 2005 (with comparative fi gures for March 31, 2005)

	Canadian Dollar	Canadian Dollar	Increase (Decrease)
	Valuation (Note 1)	Valuation (Note 1)	December 31, 2005 over
	December 31, 2005	March 31, 2005	March 31, 2005
Provincial Borrowings Payable in:
Canadian Dollars	13,253,720	13,426,149	(172,429)
Issues Hedged to Canadian Dollars	3,380,914	2,946,914	434,000
U.S. Dollars	2,218,766	2,056,320	162,446
Issues Hedged to U.S. Dollars	616,705	884,160	(267,455)

Subtotal Provincial Borrowings	19,470,105	19,313,543	156,562

Guarantees and Obligations Payable in:
Canadian Dollars	1,227,088	1,396,010	(168,922)
U.S. Dollars	0	0	0

Subtotal Guarantees and Obligations (Note 2)	1,227,088	1,396,010	(168,922)

Subtotal Provincial Borrowings, Guarantees and Obligations (Note 3)	20,697,193	20,709,553	(12,360)
Less: Sinking Fund Investments	(4,688,543)	(4,561,149)	(127,394)
Less: Debt Retirement Fund	0	0	0

Total Provincial Borrowings, Guarantees and Obligations Outstanding (Note 4)	16,008,650	16,148,404	(139,754)

NOTE TO READER: Outstanding provincial borrowings will fluctuate during the fiscal year as a result of the timing of borrowing activities of the province. While current accounting standards identify Net Debt as the best presentation of a government’s financial position, certain valuations used in the calculation of Net Debt are only payable at year end (see Manitoba Financial Statistics, Ten-Year Summary).

Note 1:	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at December 31, 2005 and at March 31, 2005. As at December 31, 2005, the U.S. dollar exchange rate was $1.1659 ($1.2096 at March 31, 2005).

Note 2:	Includes borrowings of Manitoba Hydro which has been guaranteed by the Province, Government Enterprises and Other payables and third party debt of health care facilities.

Note 3:	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at December 31, 2005, total provincial borrowings and guarantees were payable 86% in Canadian dollars and 14% in U.S. dollars. Of this total, general government program borrowings and other Crown organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings was payable 60% in Canadian dollars (59% at March 31, 2005) and 40% in U.S. dollars (41% at March 31, 2005).

Note 4:	The above borrowings, guarantees and obligations were outstanding for the following purposes:

	December 31, 2005			March 31, 2005
	($ Thousands)		($ Per Capita) (Note 5)	($ Thousands)	($ Per Capita) (Note 5)
General Government Programs	6,598,923		5,601	6,594,139	5,605
Manitoba Hydro	6,540,036		5,551	6,615,015	5,623
Capital Investments	428,076		363	363,519	309
Health Facilities	661,761		562	738,761	628
Government Enterprises and Other (Note 6)	496,514		421	496,514	422
Other Crown Organizations	1,283,340		1,089	1,340,456	1,139

	16,008,650	(Note 7)	13,587	16,148,404	13,726

Note 5:	Per Capita data is based on population figures at October 1, 2005 and April 1, 2005 as reported by Statistics Canada.

Note 6:	In 2003/04, the province, in accordance with PSAB GAAP, changed its accounting treatment for certain amounts owed to Canada and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the government. Amounts owed to the federal government over time, which were previously treated as accounts payable, are now accounted for as loans payable. Debentures issued by school boards and hospitals were previously recognized as an expense over the life of the debentures as grants for debt service were made and held by the Provincial Sinking Fund and MPI. Now the obligation to fund debt principal payments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises.” The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Control Commission.

Note 7:	Borrowings, guarantees and obligations decreased by $139.7 million. This decrease was primarily due to the impact of a stronger Canadian dollar together with a net increase in Manitoba Hydro’s sinking fund and other borrowings including matured hospital facilities borrowings which have not yet been refinanced, offset by the funding of Provincial Part B Capital, Infrastructure Capital and Manitoba Hydro’s capital requirements. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar borrowings.

BUDGET 2006   Financial Review and Statistics / B31
SECTION 2
Provincial Borrowings, Guarantees and Obligations
Net Maturities – December 31, 2005 to March 31, 2044

	Canadian Valuation Payable In
	Canadian	U.S.	Net
	Dollars	Dollars	Maturities
	(Millions of Dollars)
2005/06	524	—	524
2006/07	1,447	583	2,030
2007/08	1,692	—	1,692
2008/09	1,656	—	1,656
2009/10	488	183	671
2010/11	885	291	1,176
2011/12	410	—	410
2012/13	231	—	231
2014 - 18	3,069	395	3,464
2019 - 23	814	350	1,164
2024 - 28	661	—	661
2029 - 44	2,005	—	2,005
Treasury Bills and Promissory Notes	325	—	325

	14,207	1,802	16,009

The above table is based on foreign exchange rates at December 31, 2005.

B32 / Financial Review and Statistics   BUDGET 2006
Manitoba Financial Statistics, Ten-Year Summary

	2006/07	2005/06	2004/05	2003/04	2002/03
	Budget	Forecast	Actual	Actual	Actual
	(Millions of Dollars)
FINANCIAL STATEMENTS
Revenue
Own-Source Revenue (Notes 1 & 2)	5,651	5,503	5,303	4,874	4,874
Federal Transfers	3,000	2,862	2,919	2,515	2,230

Total	8,651	8,365	8,222	7,389	7,104

Expenditure
Program Expenditure (Note 1)	8,340	8,070	7,477	7,212	6,705
Public Debt Costs (Note 3)	282	269	241	311	321

Total	8,622	8,339	7,718	7,523	7,026

Net Revenue/(Expenditure)	29	26	504	(134)	78

Emergency/Extraordinary Items (Note 4)				71
Debt/Pension Repayment	(110)	(110)	(99)	(96)	(96)
Transfers from/(to) Fiscal Stabilization Fund	85	86	0	171	22

Balance under balanced budget legislation	3	3	405	13	4

Provincial Borrowings, Guarantees & Obligations
General Purpose	6,569	6,582	6,594	6,546	6,354
Manitoba Hydro	6,722	6,537	6,615	6,649	6,344
Other Crown Organizations	1,379	1,279	1,340	1,187	1,116
Health Facilities	908	792	739	615	640
Government Enterprises and Other	505	500	497	478	—
Capital Investments	608	455	363	321	295

Total	16,691	16,145	16,148	15,796	14,749

Summary Obligations
Pension Liability	4,152	3,955	3,761	3,571	3,411
Pension Assets Fund	(651)	(526)	(382)	(267)	(151)

Net Pension Liability	3,501	3,429	3,379	3,304	3,260
Crown Organization Debt/ Consolidation Adjustment	170	170	171	262	101

Total	3,671	3,599	3,550	3,566	3,361

Total Summary Borrowings, Guarantees & Obligations	20,362	19,744	19,698	19,362	18,110

Adjustments to arrive at Summary Net Debt
Guarantees	(617)	(491)	(660)	(923)	(979)
Net Financial Assets	(8,959)	(8,615)	(8,483)	(7,422)	(7,426)

Summary Net Debt, as reported	10,786	10,638	10,555	11,018	9,705
Adjustments for Accounting Policy Changes — Quantifiable	0	0	(28)	(29)	539
Adjustments for Accounting Policy Changes — Estimated	0	0	125	125	97

Summary Net Debt, as restated	10,786	10,638	10,652	11,113	10,341

Fiscal Stabilization Fund, End of Year Balance	345	414	486	79	236
Summary Net Debt as restated, as percentage of GDP	24.5	25.3	26.6	29.4	28.2

Notes
1.	Equal adjustments have been made to Own-Source Revenue and Program Expenditure to reflect the reconfiguration of Provincial Municipal Tax Sharing for years prior to 2005/06.
2.	2002/03 Revenue includes the $150 million Manitoba Hydro Special Payment arising from profits on export sales in 2001/02, and the $51 million adjustment for the federal accounting error in regard to capital gains tax refunds to mutual fund trusts.

BUDGET 2006   Financial Review and Statistics / B33
SECTION 3

2001/02	2000/01	1999/00	1998/99	1997/98
Actual	Actual	Actual	Actual	Actual
(Millions of Dollars)
					FINANCIAL STATEMENTS
					Revenue
4,623	4,739	4,335	4,393	3,920	Own-Source Revenue (Notes 1 & 2)
2,206	2,091	2,073	1,560	1,884	Federal Transfers

6,829	6,830	6,408	5,953	5,804	Total

					Expenditure
6,406	6,182	6,042	5,442	5,232	Program Expenditure (Note 1)
414	511	465	515	520	Public Debt Costs (Note 3)

6,820	6,693	6,507	5,957	5,752	Total

9	137	(99)	(4)	52	Net Revenue/(Expenditure)
					Emergency/Extraordinary Items (Note 4)
(96)	(96)	(75)	(150)	(75)	Debt/Pension Repayment
150	0	185	186	100	Transfers from/(to) Fiscal Stabilization Fund

63	40	11	31	76	Budget under balanced budget legislation

					Provincial Borrowings, Guarantees & Obligations
6,406	6,537	6,473	6,632	6,763	General Purpose
6,263	6,053	5,798	5,677	5,569	Manitoba Hydro
1,099	1,086	943	948	986	Other Crown Organizations
615	579	501	450	461	Health Facilities
—	—	—	—	—	Government Enterprises and Other
245	260	245	142	0	Capital Investments

14,628	14,515	13,960	13,849	13,779	Total

					Summary Obligations
3,217	3,050	2,906	2,766	2,572	Pension Liability
(107)	(21)				Pension Assets Fund

3,110	3,029	2,906	2,766	2,572	Net Pension Liability
98	113	(72)	(228)	(131)	Crown Organization Debt/Consolidation Adjustment

3,208	3,142	2,834	2,538	2,441	Total

17,836	17,657	16,794	16,387	16,220	Total Summary Borrowings, Guarantees & Obligations

					Adjustments to arrive at Summary Net Debt
(595)	(416)	(421)	(776)	(1,040)	Guarantees
(7,973)	(8,460)	(7,570)	(7,108)	(6,756)	Net Financial Assets

9,268	8,781	8,803	8,503	8,424	Summary Net Debt, as reported
479	825	974	877	582	Adjustments for Accounting Policy Changes — Quantifiable
255	282	269	546	713	Adjustments for Accounting Policy Changes — Estimated

10,001	9,888	10,046	9,926	9,719	Summary Net Debt, as restated

247	320	264	427	565	Fiscal Stabilization Fund, End of Year Balance
28.5	29.0	31.4	32.1	32.7	Summary Net Debt as restated, as percentage of GDP

3.	Beginning in fiscal year 2002/03 the interest carrying costs of capital assets (then worth $20 million) are included in program expenditures. Beginning in fiscal year 2004/05 the interest carrying costs of infrastructure assets (additional $60 million) are also included in program expenditures.

4.	Under BBL, disaster-related expenditures may be written directly to accumulated deficit. In 2003/04, this is related to the BSE crisis, drought and forest fires.

B34 / Financial Review and Statistics   BUDGET 2006
Manitoba Financial Statistics, Ten-Year Summary

	2006/07	2005/06	2004/05	2003/04	2002/03
	Budget	Forecast	Actual	Actual	Actual

	(Percentage Change)
Annual Change
Own-Source Revenue	2.7	3.8	8.8	0.0	5.4
Federal Transfers	4.8	(2.0)	16.1	12.8	1.1
Total Revenue	3.4	1.7	11.3	4.0	4.0
Program Expenditure	3.3	7.9	3.7	7.6	4.7
Public Debt Costs	4.8	11.6	(22.5)	(3.1)	(22.5)
Total Expenditure	3.4	8.0	2.6	7.1	3.0
General Purpose Debt	(0.2)	(0.2)	0.7	3.0	(0.8)
Net Pension Liability	2.1	1.5	2.3	1.3	4.8
Summary Net Debt as restated	1.4	(0.1)	(4.2)	7.5	3.4

Per Cent of GDP	(Per cent)
Own-Source Revenue	12.9	13.1	13.3	12.9	13.3
Total Revenue	19.7	19.9	20.6	19.6	19.4
Program Expenditure	19.0	19.2	18.7	19.1	18.3
Public Debt Costs	0.6	0.6	0.6	0.8	0.9
Total Expenditure	19.6	19.8	19.3	19.9	19.2
General Purpose Debt	14.9	15.7	16.5	17.3	17.3
Net Pension Liability	8.0	8.2	8.4	8.8	8.9
Summary Net Debt as restated	24.5	25.3	26.6	29.4	28.2

Per Cent of Revenue
Own-Source Revenue	65.3	65.8	64.5	66.0	68.6
Federal Transfers	34.7	34.2	35.5	34.0	31.4
Public Debt Costs	3.3	3.2	2.9	4.2	4.5
General Purpose Debt	75.9	78.7	80.2	88.6	89.4

Per Cent of Expenditure
Program Expenditure	96.7	96.8	96.9	95.9	95.4
Public Debt Costs	3.3	3.2	3.1	4.1	4.6

Dollars Per Capita	(Dollars)
Total Expenditure	7,286	7,081	6,595	6,476	6,080
Public Debt Costs	238	228	206	268	278
General Purpose Debt	5,551	5,589	5,635	5,635	5,498
Summary Net Debt as restated	9,114	9,034	9,102	9,567	8,949

Memorandum Items
Population (000’s)	1,183	1,178	1,170	1,162	1,156
GDP at Market Prices	43,975	42,029	40,006	37,746	36,625
Source: Manitoba Department of Finance

BUDGET 2006   Financial Review and Statistics / B35
SECTION 3

2001/02	2000/01	1999/00	1998/99	1997/98
Actual	Actual	Actual	Actual	Actual

(Percentage Change)					Annual Change
(2.4)	9.3	(1.3)	12.1	(4.3)	Own-Source Revenue
5.5	0.9	32.9	(17.2)	9.8	Federal Transfers
(0.0)	6.6	7.6	2.6	(0.2)	Total Revenue
3.6	2.3	11.0	4.0	6.4	Program Expenditure
(19.0)	9.9	(9.7)	(1.0)	(3.5)	Public Debt Costs
1.9	2.9	9.2	3.6	5.4	Total Expenditure
(2.0)	1.0	(2.4)	(1.9)	(0.7)	General Purpose Debt
2.7	4.2	5.1	7.5	17.9	Net Pension Liability
1.1	(1.6)	1.2	2.1	n.a.	Summary Net Debt as restated

(Per cent)					Per Cent of GDP
13.2	13.9	13.6	14.2	13.2	Own-Source Revenue
19.4	20.1	20.1	19.2	19.5	Total Revenue
18.2	18.2	18.9	17.6	17.6	Program Expenditure
1.2	1.5	1.5	1.7	1.8	Public Debt Costs
19.4	19.7	20.4	19.3	19.4	Total Expenditure
18.2	19.2	20.3	21.4	22.8	General Purpose Debt
8.9	8.9	9.1	8.9	8.7	Net Pension Liability
28.5	29.0	31.4	32.1	32.7	Summary Net Debt as restated

					Per Cent of Revenue
67.7	69.4	67.6	73.8	67.5	Own-Source Revenue
32.3	30.6	32.4	26.2	32.5	Federal Transfers
6.1	7.5	7.3	8.7	9.0	Public Debt Costs
93.8	95.7	101.0	111.4	116.5	General Purpose Debt

					Per Cent of Expenditure
93.9	92.4	92.9	91.4	91.0	Program Expenditure
6.1	7.6	7.1	8.6	9.0	Public Debt Costs

(Dollars)					Dollars Per Capita
5,924	5,833	5,695	5,237	5,063	Total Expenditure
360	445	407	453	458	Public Debt Costs
5,564	5,697	5,666	5,830	5,953	General Purpose Debt
8,687	8,618	8,793	8,726	8,555	Summary Net Debt as restated

					Memorandum Items
1,151	1,147	1,143	1,138	1,136	Population (000’s)
35,129	34,039	31,947	30,931	29,701	GDP at Market Prices

B36 / Financial Review and Statistics   BUDGET 2006
Restatement of Summary Net Debt: Adjustments for Accounting Policy Changes
In deriving Summary Net Debt, as restated, several measured and/or estimated prior period adjustments were made to reflect accounting policy changes as prescribed under PSAB. They are based on the following major assumptions.
1.	It has been estimated that the province has incurred $125 million in environmental liabilities prior to 1998. It is assumed that this amount is applicable to 2004/05 and all prior years.
2.	The consolidation information for those health care entities brought into the GRE in 2004/05 is not readily available prior to 2002/03. For prior years, the same level as was estimated in 2002/03, $145 million, is assumed.
3.	The estimate of the inclusion of the carrying costs of infrastructure assets in 2004/05 was based on actual data back to March 2003. It is assumed that the carrying costs for prior years would be equal to that recorded in 2003/04, $15 million.
4.	Health Sciences Centre transferred its operations to the Winnipeg Regional Health Authority in 2000/01. It is assumed that associated costs for 1997/98 and 1998/99 would be $195 million, the same as in 1999/2000.
5.	The cost of future employee benefits for Regional Health Authorities (RHAs) and other Crown organizations is not readily available for 1997/98 and 1998/99. The cost for these years is assumed to be equal to that incurred in 1999/2000, $81 million.
6.	The cost of the consolidation of the RHAs and the combination of other health care entities is not readily available for 1997/98, and has been assumed to be equal to the $75 million recorded in 1998/99.

BUDGET 2006   Financial Review and Statistics / B37
Section 3
Glossary of Terms
Borrowings: Borrowings are securities issued in the name of the province to capital markets investors. Securities include debentures, treasury bills, promissory notes, medium-term notes and Manitoba Savings Bonds.
Federal Recoveries and Transfers: Federal recoveries represent revenue related to capital expenses incurred by the provincial government that are recovered, or receivable, from the federal government. Federal transfers are comprised of the total operating revenue entitlements that are either received or receivable from the federal government.
Government Reporting Entity: To be considered a part of the Government reporting entity, an organization must be accountable for the administration of its financial affairs and resources to a minister of the government, or directly by the Legislature, and/or must be controlled by the government as prescribed by PSAB.
Gross Domestic Product (GDP): Represents the total market value of all final goods and services produced in the Manitoba economy. The GDP is obtained from the most recent reports published by Statistics Canada.
Guarantees: The province, in the normal course of business, will provide a guarantee to honour the repayment of debt or loans of an organization, primarily government enterprises and Crown organizations within the GRE. Such a guarantee is provided on the Manitoba Hydro Savings Bonds. While these guarantees represent a potential obligation of the province, they are only reflected as a liability in the financial statements to the extent there is an indication that the province will have to honour the guarantee.
Net Financial Assets: Assets of the government (such as cash, investments, loans and accounts receivable) less accounts payable, that can be easily converted to cash in order to pay government’s liabilities or finance its future operations.
Non-Financial Assets: Includes all items of a permanent nature, such as tangible capital assets and consumable goods such as inventories that do not normally provide resources to discharge existing liabilities.
Obligations: Long-term, non-interest-bearing liabilities of the province, which may or may not carry specific repayment terms.
Own-Source Revenue: Includes provincial revenue either received or receivable from all sources and excludes federal transfers and recoveries.

B38 / Financial Review and Statistics   BUDGET 2006
Pension Assets Fund: Financial assets that are set aside to provide for the orderly retirement of the government’s pension obligations as required under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act.
Pension Liability: The unfunded portion of the outstanding actuarial-calculated pension liability of the government and participating Crown organizations. The government of Manitoba supports eight separate pension plans.
Program Expenditure: Current program expenditure includes the cost of all core government programs, but excludes debt servicing costs.
Public Debt Costs: Debt servicing costs on all government borrowings and obligations, net of interest recoveries from departments, government enterprises and Crown organizations, and interest earned on investments including sinking funds.
Sinking Funds: Sinking funds are funds that are set aside to provide for the orderly retirement of borrowings as they come due. Contributions made can be either required by legislation or at the discretion of the Minister of Finance.
Summary Net Debt: Represents the total liabilities of the GRE less its financial assets. This is the residual liability amount that will have to be paid or financed by future revenue.

BUDGET 2006   Financial Review and Statistics / B39
SECTION 3
Classifications of Provincial Borrowings:
•	General Purpose: Borrowings issued to support provincial accumulated deficits (government program debt), including any provincial securities that are not self-sustaining, or that are not associated with the acquisition of capital assets.

•	Manitoba Hydro: The province borrows and provides guarantees on behalf of Manitoba Hydro. This debt is secured by loans receivable from Manitoba Hydro, which is responsible for all principal repayments and debt servicing costs associated with these borrowings and guarantees.

•	Other Crown Organizations: Borrowings issued to support the business activities of Crown organizations excluding Manitoba Hydro. These entities are responsible for all principal repayments and debt servicing costs associated with these borrowings.

•	Health Facilities: Borrowings on behalf of or in the name of health care facilities to support the construction or upgrade of all health care facilities operating within the province. These borrowings have a repayment schedule equivalent to their useful economic life. This debt is secured by receivables from the health care facilities.

•	Government Enterprises and Other: Represents long-term payables to the federal government, Manitoba Public Insurance and the Manitoba Liquor Control Commission which, for accounting purposes, have been classified as long-term obligations.

•	Capital Investments: Borrowings issued to support the acquisition or construction of fixed assets of the government which, for accounting purposes, are expensed over their useful economic life.

B40 / Financial Review and Statistics   BUDGET 2006
Manitoba Summary Budget Statistics

	2006/07	2005/06	2004/05
	Budget	Forecast	Actual
	(Millions of Dollars)
FINANCIAL STATEMENTS
Operating Fund
Revenue
Own-Source Revenue	5,651	5,504	5,303
Federal Transfers	3,000	2,862	2,919

Total	8,651	8,365	8,222

Expenditure
Program Expenditure	8,340	8,070	7,477
Public Debt Costs	282	269	241

Total	8,622	8,339	7,718

Net Revenue on Operations	29	26	504

Debt/Pension Repayment	(110)	(110)	(99)
Transfers from/(to) Fiscal Stabilization Fund	85	86	0

Balance under balanced budget legislation	3	3	405

Summary Information
Adjustments on Consolidation
Income (loss) from Crown Organizations
Manitoba Hydro	222	375	136
Manitoba Public Insurance	10	46	79
Manitoba Agricultural Services	(3)	(145)	(85)
Incremental Income from other Crown Organizations	36	72	115

Subtotal: Income from Crown Organizations	265	348	245

Additional Changes in Special Funds	(48)	(49)	24

Increase in Net Pension Liability	(72)	(51)	(75)

Summary Financial Statement Balance	148	251	599

Net Impact of Accounting Restatements	0	0	3

Summary Balance as Restated	148	251	602

Fiscal Stabilization Fund, Year End Balance	345	414	486
Consolidated Debt Servicing Charges	727	751	767

BUDGET 2006   Financial Review and Statistics / B41
SECTION 3
Manitoba Summary Budget Statistics

	2006/07	2005/06	2004/05
	Budget	Forecast	Actual
Annual Change	(Per cent change)
Own-Source Revenue	2.7	3.8	8.8
Federal Transfers	4.8	(2.0)	16.1
Total Operating Fund Revenue	3.4	1.7	11.3
Program Expenditure	3.3	7.9	3.7
Public Debt Costs	4.8	11.6	(22.5)
Total Operating Fund Expenditure	3.4	8.0	2.6
Consolidated Debt Servicing Charges	(3.2)	(2.1)	(4.0)
Income from Crown Organizations	(23.7)	42.1	n.a.

Per cent of GDP	(Per cent change)
Own-Source Revenue	12.9	13.1	13.3
Total Operating Fund Revenue	19.7	19.9	20.6
Program Expenditure	19.0	19.2	18.7
Public Debt Costs	0.6	0.6	0.6
Total Operating Fund Expenditure	19.6	19.8	19.3

Per cent of Revenue
Own-Source Revenue	65.3	65.8	64.5
Federal Transfers	34.7	34.2	35.5
Public Debt Costs	3.3	3.2	2.9

Dollars Per Capita	(Dollars)
Total Operating Fund Revenue	7,310	7,103	7,026
Total Operating Fund Expenditure	7,286	7,081	6,595
Public Debt Costs	238	228	206
Balanced Budget Legislation Result	3	3	346
Summary Balance as Restated	125	213	515
Income from Crown Organizations	224	296	209
Consolidated Debt Servicing Charges	614	638	655

Memorandum Items
Population (000’s)	1,183	1,178	1,170
GDP at Market Prices	43,975	42,029	40,006

B42 / Financial Review and Statistics   BUDGET 2006
■ MANITOBA’S RELATIVE POSITION AMONG PROVINCES
Manitoba continues to maintain its reputation for fiscal responsibility. The province’s measured approach to balancing the budget, paying down debt and pension liability, and dealing with the needs in health care and other program areas has been acknowledged by financial analysts and credit rating agencies. This performance has been reflected in the credit rating upgrades Manitoba has received from Moody’s Investors Service and Dominion Bond Rating Service (DBRS) over the past five years.
Manitoba has one of the most efficient and cost-effective governments in Canada. Continuous improvements in the way government operates and delivers services helps keep Manitoba programs affordable and effective (See Modernizing Government, Budget Paper G). As the adjoining charts indicate, per capita total expenditure in Manitoba was second lowest among provinces in 2005/06, while per capita program expenditure was fourth lowest.
Since 1999, Manitoba has made an effort to reduce its debt. In 1999/2000, the debt payment made by the province was $75 million. In 2000/01, the payment was boosted to $96 million and last year was increased again to $110 million. Since 1999, Manitoba has committed more than $704 million to debt retirement and to reducing the province’s unfunded pension liability.
Comparing debt levels among provinces is difficult because provinces report debt differently. An independent measure of provincial tax supported debt is provided by DBRS. DBRS attempts to measure debt on a standardized basis, with debt defined broadly as tax-supported debt plus unfunded pension liabilities, less sinking funds and internal holdings. For 2005/06, Manitoba’s debt to GDP ratio was estimated by DBRS at 32.9%, down from 37.3% five years ago, and near the average among provinces.
The success of Manitoba’s fiscal performance has provided the province with the ability to maintain its commitments to health care and other social programs. In fact, in 2005/06, Manitoba’s per capita health expenditures were third highest among provinces.
Provincial Debt Ratings
March 2006

Province	Moody’s	Standard & Poors’	DBRS

Alberta	Aaa	AAA	AAA
British Columbia	Aa1	AA	AA
Ontario	Aa2	AA	AA
Manitoba	Aa2	AA-	A(high)
Saskatchewan	Aa2	AA-	A(high)
New Brunswick	Aa3	AA-	A(high)
Quebec	A1	A+	A
Prince Edward Island	A2	A	A(low)
Nova Scotia	A2	A	A(low)
Newfoundland and Labrador	A3	A	-	BBB(high)

BUDGET 2006   Financial Review and Statistics / B43
SECTION 3

B44 / Financial Review and Statistics   BUDGET 2006
■ IMPROVING TRANSPARENCY AND ACCOUNTABILITY
The Government of Manitoba prepares its Summary Financial Statements in accordance with GAAP as outlined by PSAB of the CICA. This process includes an ongoing evaluation of emerging PSAB standards for implementation so as to continually improve accountability and transparency to Manitobans.
The government’s March 31, 2005 Summary Financial Statements were prepared in full compliance with GAAP for the first time and received an unqualified audit opinion from the Office of the Auditor General (OAG).
It should be noted that the OAG indicated in its January 4, 2006 press release that, due to new 2005/06 GAAP standards, the government will be receiving a qualified audit opinion for the next two years. As part of the new standards, more entities are required to be included as part of the GRE in the summary financial statements. These qualifications will arise because all of the consolidation information is not yet available for Manitoba’s public schools. All other entities identified as part of the GRE will be included in the 2005/06 Public Accounts. The Auditor General acknowledged that “the Province is undertaking significant steps to eliminate this upcoming qualification for the year ending March 31, 2008.”
■ IMPROVED REPORTING
Overall, the government has benefited from the recommendations of the Auditor General in regard to financial reporting. In the first set of Public Accounts issued by this Administration in 1999/2000, we implemented his recommendation to combine the summary financial statements into one volume so that their inter-relationships would be more transparent to the reader. Acting on further recommendations, the government began issuing comprehensive annual reports in 2000/01, which included not only financial statements, but also management discussion and analysis. Further, the reports now include financial and economic indicators related to the government’s central operations, as well as for entities within the entire GRE, including government enterprises and Crown organizations.
The government has committed itself to improved reporting in its plan to move to summary budgeting and reporting by 2007/08. As part of this initiative, it is also the government’s intention to issue quarterly operating results for the entire GRE as soon as practical after 2007/08 so as to provide Manitobans with progress reports throughout the year. As well, for the first time, Budget Paper B now contains a Glossary of Terms to assist the reader in understanding the major accounting and financial terms used.

BUDGET 2006   Financial Review and Statistics / B45
SECTION 4
Over the past several years, we have reached several milestones in improved financial reporting. These include:
•	Recognition of the unfunded liability for future benefits for employees of non-devolved health care facilities
•	Improved notes and schedules to the financial statements
•	In 2005/06, we will be recording the environmental liabilities for any contaminated sites for which the government is obligated, or likely to become obligated, to incur related remediation costs, when these liabilities can be reasonably estimated. This improvement is as a result of the adoption of new accounting standards for the recognition of liabilities in a government’s financial statements
•	Revised treatment of capital funding to schools and hospitals
•	Recognition of third party capital debt held by health care facilities as provincial debt
•	Inclusion of all controlled health care entities into the summary financial statements on a fully consolidated basis
•	Revised treatment of the Manitoba Liquor Control Commission’s net profits in accordance with GAAP
•	Quantification of GAAP exceptions in the Operating Fund and Special Purpose Financial Statements, and
•	Elimination of GAAP exceptions on the March 31, 2005 Summary Financial Statements.
■ CAPITAL ACQUISITIONS AND INFRASTRUCTURE CAPITALIZATION
The government is now in full compliance with the capital asset accounting practices prescribed by PSAB. This has resulted in greater departmental accountability for capital expenditures. As a result, each year since 1999/2000, the budget for acquisition costs of general assets have been reflected in Part B of the Estimates and the related annual amortization costs have been voted as part of the Part A departmental appropriations. To further improve our capitalization policies, in 2004/05, Manitoba introduced a capitalization policy for its infrastructure assets as well.
■ PENSION ACCOUNTING
As part of our continued progress towards ensuring we meet and account for our pension obligations, departments began funding from their appropriations, the cost of the employer pension contributions for employees hired on or after October 1, 2002. This funding is being directed to the Pension Assets Fund along with other contributions made from the DRF. The cost of the pension benefits has thus begun to be appropriately reflected in the various programs across government. This measure also accelerates the government’s plan to address the outstanding pension liability.